Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Equity Incentive Plan, 2007 Stock Plan and 2015 Employee Stock Purchase Plan of Natera, Inc. of our report dated April 15, 2015 (except for the last paragraph of Note 1, as to which the date is June 22, 2015), with respect to the financial statements of Natera, Inc. incorporated by reference in its Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

June 29, 2015